C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR INQUIRIES, CONTACT: Chuck Ives, Director of Investor Relations Email: chuck.ives@chrobinson.com
FOR IMMEDIATE RELEASE

C.H. Robinson Reports 2020 Fourth Quarter Results
MINNEAPOLIS, MN, January 26, 2021 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended December 31, 2020.
Fourth Quarter Key Metrics:
•Total revenues increased 19.9 percent to $4.5 billion
•Gross profits increased 10.5 percent to $636.1 million
•Adjusted gross profits(1) increased 10.7 percent to $640.6 million
•Income from operations increased 51.2 percent to $206.8 million
•Adjusted operating margin(1) increased 870 basis points to 32.3 percent
•Diluted earnings per share (EPS) increased 47.9 percent to $1.08
•Cash flow from operations decreased 23.4 percent to $162.1 million

Full-Year Key Metrics:
•Total revenues increased 5.9 percent to $16.2 billion
•Gross profits decreased 7.0 percent to $2.4 billion
•Adjusted gross profits(1) decreased 6.7 percent to $2.4 billion
•Income from operations decreased 14.8 percent to $673.3 million
•Adjusted operating margin(1) decreased 260 basis points to 27.9 percent
•Diluted earnings per share (EPS) decreased 11.2 percent to $3.72
•Cash flow from operations decreased 40.2 percent to $499.2 million

(1) Adjusted gross profits and adjusted operating margin are Non-GAAP financial measures. The same factors described in this release that impacted the Non-GAAP measures also impacted the comparable GAAP measures. Refer to page 10 for further discussion and a GAAP to Non-GAAP reconciliation.

“Our fourth quarter was marked by solid performance across our broad service portfolio, continued progress on repricing our truckload business to reflect the changing market conditions, and further advancements in our technology and transformation efforts that are providing meaningful improvements,” said Bob Biesterfeld, Chief Executive Officer of C.H. Robinson. "Our enterprise portfolio that allows us to offer end-to-end solutions for our customers is unique to the logistics industry, and shippers continue to rely on Robinson's global supply chain expertise and our data and scale advantages to ensure critical goods are moved as quickly and as inexpensively as possible."

Fourth Quarter Results Summary
•Total revenues increased 19.9 percent to $4.5 billion, driven primarily by higher pricing and higher volume across most of our service lines.
•Gross profits increased 10.5 percent to $636.1 million. Adjusted gross profits increased 10.7 percent to $640.6 million, primarily driven by higher pricing and higher volume in our Global Forwarding business segment and contributions from the acquisition of Prime Distribution Services ("Prime").
•Operating expenses decreased 1.9 percent to $433.8 million, primarily due to cost savings initiatives. Personnel expenses increased 3.4 percent to $309.3 million, compared to the fourth quarter of 2019, which included a reduction in incentive compensation. Average headcount decreased 4.8 percent, despite headcount additions from Prime that added approximately 2.0 percentage points. Selling, general and administrative (“SG&A”) expenses of $124.5 million decreased 13.0 percent, primarily due to cost savings initiatives including lower travel expenses.
•Income from operations totaled $206.8 million, up 51.2 percent due to the increase in adjusted gross profits. Adjusted operating margin of 32.3 percent increased 870 basis points.
•Interest and other expenses totaled $12.0 million, consisting primarily of $12.3 million of interest expense, which decreased $0.1 million versus last year due to a lower average debt balance. The fourth quarter also included a $1.1 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 24.1 percent compared to 21.4 percent in the fourth quarter last year. The increase was primarily due to one-time items related to the tax provision in Mexico, which were favorable in the fourth quarter of 2019 and unfavorable in the fourth quarter of 2020.
•Net income totaled $147.8 million, up 49.1 percent from a year ago. Diluted EPS of $1.08 increased 47.9 percent.

Full Year Results Summary

•Total revenues increased 5.9 percent to $16.2 billion, driven primarily by higher pricing in ocean and air services and contributions from the Prime acquisition.
•Gross profits decreased 7.0 percent to $2.4 billion. Adjusted gross profits decreased 6.7 percent to $2.4 billion, primarily driven by lower adjusted gross profit margins in truckload services, partially offset by contributions from the Prime acquisition and higher adjusted gross profits in air and ocean services.
•Operating expenses decreased 3.2 percent to $1.7 billion. Personnel expenses decreased 4.3 percent to $1.2 billion, driven primarily by cost savings initiatives, including a 2.8 percent decrease in average headcount, and a decline in benefits expenses and incentive compensation. SG&A expenses decreased 0.3 percent to $496.1 million, primarily due to significantly lower travel expenses, partially offset by the ongoing expenses from the Prime acquisition.
•Income from operations totaled $673.3 million, down 14.8 percent from last year due to a decline in adjusted gross profits. Adjusted operating margin of 27.9 percent decreased 260 basis points.
•Interest and other expenses totaled $44.9 million, which primarily consists of $49.1 million of interest expense. The twelve-month period also included a $3.3 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the full year was 19.4 percent compared to 22.3 percent in the year-ago period. The lower effective tax rate was due primarily to the tax benefit related to stock-based compensation, including delivery of a one-time deferred stock award that was granted to the company's prior Chief Executive Officer in 2000, and due to tax planning initiatives.
•Net income totaled $506.4 million, down 12.2 percent from a year ago. Diluted EPS of $3.72 decreased 11.2 percent.

North American Surface Transportation Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% change	2020	2019	% change
Total revenues	$3,089,674	$2,788,547	10.8%	$11,312,553	$11,283,692	0.3%
Adjusted gross profits(1)	396,814	390,641	1.6%	1,517,091	1,797,369	(15.6)%
Income from operations	150,577	130,548	15.3%	508,475	722,763	(29.6)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for C.H. Robinson's NAST segment totaled $3.1 billion, an increase of 10.8 percent over the prior year, primarily driven by higher truckload pricing and an increase in less than truckload ("LTL") shipments. NAST adjusted gross profits increased 1.6 percent in the quarter to $396.8 million, with the March 2020 acquisition of Prime contributing 4.0 percentage points of adjusted gross profit growth in the quarter. Adjusted gross profits in truckload decreased 2.1 percent and LTL adjusted gross profits increased 4.0 percent versus the year-ago period. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 29 percent in the quarter, while truckload linehaul cost per mile, excluding fuel surcharges, increased approximately 32.5 percent. Truckload volume declined 3.5 percent in the quarter, and LTL volumes grew 20.0 percent, representing an overall market share gain for NAST in the quarter when compared to a 4 percent increase in industry volumes, as measured by the Cass Freight Index. Operating expenses decreased 5.3 percent primarily due to cost savings initiatives. Income from operations increased 15.3 percent to $150.6 million, and adjusted operating margin expanded 450 basis points to 37.9 percent. NAST average headcount was down 8.4 percent in the quarter, with Prime contributing 4.0 percentage points of growth.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% change	2020	2019	% change
Total revenues	$1,030,364	$600,168	71.7%	$3,100,525	$2,327,913	33.2%
Adjusted gross profits(1)	180,057	128,989	39.6%	628,988	533,976	17.8%
Income from operations	58,480	15,030	289.1%	175,513	80,527	118.0%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter total revenues for the Global Forwarding segment increased 71.7 percent to $1.0 billion, primarily driven by higher pricing in ocean across the industry driven by higher demand and higher pricing in air due to reduced air cargo capacity, increased charter flights and larger shipment sizes. Adjusted gross profits increased 39.6 percent in the quarter to $180.1 million. Ocean adjusted gross profits increased 53.1 percent, driven by higher pricing and a 12.0 percent increase in volumes. Adjusted gross profits in air increased 38.3 percent driven by higher pricing, partially offset by a 7.5 percent decline in shipments. Customs adjusted gross profits increased 4.5 percent, primarily driven by an 8.0 percent increase in transaction volume. Operating expenses increased 6.7 percent, primarily driven by increased incentive compensation in personnel expenses and partially offset by cost savings initiatives. Fourth quarter average headcount decreased 4.1 percent. Income from operations increased 289.1 percent to $58.5 million, and adjusted operating margin expanded 2,080 basis points to 32.5 percent in the quarter.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Services and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% change	2020	2019	% change
Total revenues	$429,414	$404,611	6.1%	$1,794,028	$1,697,903	5.7%
Adjusted gross profits(1):
Robinson Fresh	$23,591	$22,907	3.0%	$105,700	$109,183	(3.2)%
Managed Services	24,738	21,380	15.7%	94,828	83,365	13.8%
Other Surface Transportation	15,378	14,946	2.9%	65,650	62,417	5.2%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Fourth quarter Robinson Fresh adjusted gross profits increased 3.0 percent to $23.6 million, primarily due to volume growth and margin expansion in our retail vertical. Managed Services adjusted gross profits increased 15.7 percent in the quarter, primarily due to a 27.0 percent increase in volume. Other Surface Transportation adjusted gross profits increased 2.9 percent to $15.4 million. Europe truckload adjusted gross profit was up 1.7 percent in the quarter due to a 7.0 percent volume increase and strength of the Euro.

Other Income Statement Items
The fourth quarter effective tax rate was 24.1 percent, up from 21.4 percent last year. The increase in effective tax rate was due primarily to benefits from foreign tax credits recognized in the fourth quarter of 2019. We expect our 2021 full-year effective tax rate to be 20 to 22 percent.
Interest and other expenses totaled $12.0 million, consisting primarily of $12.3 million of interest expense, which decreased $0.1 million versus last year due to a lower average debt balance. The fourth quarter also included a $1.1 million favorable impact from foreign currency revaluation and realized foreign currency gains and losses.
Diluted weighted average shares outstanding in the quarter were up 0.4 percent due primarily to a higher share price that created a higher dilutive effect from stock options.

Cash Flow Generation and Capital Distribution
Cash from operations totaled $162.1 million in the fourth quarter, compared to $211.6 million in the fourth quarter of 2019. The $49.5 million decrease in cash flow was driven by a $112 million sequential increase in accounts receivable and contract assets that coincided with an increase in gross sales.
In the fourth quarter, $112.8 million was returned to shareholders, with $110.3 million in total repurchases of common stock, as the company resumed its opportunistic share repurchase program in the fourth quarter, and $2.5 million in cash dividends. The quarterly dividend that was declared in the fourth quarter was paid on January 4, 2021 rather than in December, which defers the tax obligation of our shareholders into 2021.
Capital expenditures totaled $13.7 million in the quarter and $54.0 million for 2020. Capital expenditures for 2021 are expected to be $55 million to $65 million, with the majority dedicated to technology.

Outlook
“Due to several factors, including shortages in the number of drivers and available carrier capacity, freight markets remain tight, and we anticipate this will continue for much of 2021. We're committed to creating better outcomes for our customers and carriers, by delivering industry leading technology that is built by and for supply chain experts and by leveraging our broad service portfolio and our unmatched combination of experience, scale and information advantage to meet their ever-changing needs,” Biesterfeld stated. "We're also firmly committed to the focus areas of our investors, including profitable market share growth, investing in technology to unlock growth and efficiency, being a responsible corporate citizen, and driving the transformation of C.H. Robinson, so that we can deliver industry-leading margins and enhance shareholder value."

About C.H. Robinson
C.H. Robinson solves logistics problems for companies across the globe and across industries, from the simple to the most complex. With $21 billion in freight under management and 19 million shipments annually, we are one of the world’s largest logistics platforms. Our global suite of services accelerates trade to seamlessly deliver the products and goods that drive the world’s economy. With the combination of our multimodal transportation management system and expertise, we use our information advantage to deliver smarter solutions for our 105,000 customers and 73,000 contract carriers. Our technology is built by and for supply chain experts to bring faster, more meaningful improvements to our customers’ businesses. As a responsible global citizen, we are also proud to contribute millions of dollars to support causes that matter to our company, our Foundation and our employees. For more information, visit us at www.chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, such factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; competition and growth rates within the third party logistics industry; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; changes in relationships with existing contracted truck, rail, ocean, and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to successfully integrate the operations of acquired companies with our historic operations; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with operations outside of the United States; risks associated with the potential impact of changes in government regulations; risks associated with the produce industry, including food safety and contamination issues; fuel price increases or decreases, or fuel shortages; cyber-security related risks; the impact of war on the economy; changes to our capital structure; risks related to the elimination of LIBOR; changes due to catastrophic events including pandemics such as COVID-19; and other risks and uncertainties detailed in our Annual and Quarterly Reports.
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Fourth Quarter 2020 Earnings Conference Call
Wednesday, January 27, 2021; 8:30 a.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through the Investor Relations link on C.H. Robinson’s website at www.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756
International callers dial +1-201-689-7817

We invite call participants to submit questions in advance of the conference call, and we will respond to as many of the questions as we can in the time allowed. To submit your question(s) in advance of the call, please email chuck.ives@chrobinson.com.

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments have revenues from multiple service lines.

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2020	2019	% change	2020	2019	% change
Adjusted gross profits(1):
Transportation
Truckload	$277,509	$281,544	(1.4)%	$1,071,873	$1,348,878	(20.5)%
LTL	117,864	113,605	3.7%	457,290	477,348	(4.2)%
Ocean	112,412	73,483	53.0%	350,094	308,367	13.5%
Air	35,723	25,940	37.7%	151,443	106,777	41.8%
Customs	23,977	22,925	4.6%	87,095	91,828	(5.2)%
Other logistics services	51,113	39,708	28.7%	195,159	149,664	30.4%
Total transportation	618,598	557,205	11.0%	2,312,954	2,482,862	(6.8)%
Sourcing	21,980	21,658	1.5%	99,303	103,448	(4.0)%
Total adjusted gross profits	640,578	578,863	10.7%	2,412,257	2,586,310	(6.7)%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019
Revenues:
Transportation	$4,311,852	$3,570,405	$15,147,562	$14,322,295
Sourcing	237,600	222,921	1,059,544	987,213
Total revenues	4,549,452	3,793,326	16,207,106	15,309,508
Costs and expenses:
Purchased transportation and related services	3,693,254	3,013,200	12,834,608	11,839,433
Purchased products sourced for resale	215,620	201,263	960,241	883,765
Direct internally developed software amortization	4,510	3,366	16,634	11,492
Total direct expenses	3,913,384	3,217,829	13,811,483	12,734,690
Gross profit	$636,068	$575,497	$2,395,623	$2,574,818
Plus: Direct internally developed software amortization	4,510	3,366	16,634	11,492
Adjusted gross profit	$640,578	$578,863	$2,412,257	$2,586,310

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. We believe adjusted operating margin is a useful measure of our profitability in comparison to our adjusted gross profit which we consider a primary performance metric as discussed above. The comparison of operating margin to adjusted operating margin is presented below:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Total Revenues	$4,549,452	$3,793,326	$16,207,106	$15,309,508
Operating income	206,802	136,806	673,268	789,976
Operating margin	4.5%	3.6%	4.2%	5.2%

Adjusted gross profit	$640,578	$578,863	$2,412,257	$2,586,310
Operating income	206,802	136,806	673,268	789,976
Adjusted operating margin	32.3%	23.6%	27.9%	30.5%

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2020	2019	2020	2019

Revenues:
Transportation	$4,311,852	$3,570,405	$15,147,562	$14,322,295
Sourcing	237,600	222,921	1,059,544	987,213
Total revenues	4,549,452	3,793,326	16,207,106	15,309,508
Costs and expenses:
Purchased transportation and related services	3,693,254	3,013,200	12,834,608	11,839,433
Purchased products sourced for resale	215,620	201,263	960,241	883,765
Personnel expenses	309,260	298,981	1,242,867	1,298,528
Other selling, general, and administrative expenses	124,516	143,076	496,122	497,806
Total costs and expenses	4,342,650	3,656,520	15,533,838	14,519,532
Income from operations	206,802	136,806	673,268	789,976
Interest and other expense	(12,033)	(10,784)	(44,937)	(47,719)
Income before provision for income taxes	194,769	126,022	628,331	742,257
Provision for income taxes	46,962	26,916	121,910	165,289
Net income	$147,807	$99,106	$506,421	$576,968

Net income per share (basic)	$1.09	$0.73	$3.74	$4.21
Net income per share (diluted)	$1.08	$0.73	$3.72	$4.19

Weighted average shares outstanding (basic)	135,970	135,997	135,532	136,955
Weighted average shares outstanding (diluted)	137,176	136,621	136,173	137,735

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2020
Total revenues	$3,089,674	$1,030,364	$429,414	$4,549,452
Adjusted gross profits(1)	396,814	180,057	63,707	640,578
Income (loss) from operations	150,577	58,480	(2,255)	206,802
Depreciation and amortization	5,764	6,810	12,086	24,660
Total assets (2)	2,946,409	1,392,411	805,438	5,144,258
Average headcount	6,555	4,626	3,610	14,791

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended December 31, 2019
Total revenues	$2,788,547	$600,168	$404,611	$3,793,326
Adjusted gross profits(1)	390,641	128,989	59,233	578,863
Income (loss) from operations	130,548	15,030	(8,772)	136,806
Depreciation and amortization	6,384	9,293	9,650	25,327
Total assets (2)	2,550,010	1,021,592	1,069,458	4,641,060
Average headcount	7,154	4,824	3,562	15,540
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2020
Total revenues	$11,312,553	$3,100,525	$1,794,028	$16,207,106
Adjusted gross profits(1)	1,517,091	628,988	266,178	2,412,257
Income (loss) from operations	508,475	175,513	(10,720)	673,268
Depreciation and amortization	25,314	34,550	41,863	101,727
Total assets (2)	2,946,409	1,392,411	805,438	5,144,258
Average headcount	6,811	4,708	3,600	15,119

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Twelve Months Ended December 31, 2019
Total revenues	$11,283,692	$2,327,913	$1,697,903	$15,309,508
Adjusted gross profits(1)	1,797,369	533,976	254,965	2,586,310
Income (loss) from operations	722,763	80,527	(13,314)	789,976
Depreciation and amortization	24,508	36,720	39,221	100,449
Total assets (2)	2,550,010	1,021,592	1,069,458	4,641,060
Average headcount	7,354	4,766	3,431	15,551

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2)All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$243,796	$447,858
Receivables, net of allowance for credit loss	2,449,577	1,974,381
Contract assets, net of allowance for credit loss	197,176	132,874
Prepaid expenses and other	51,152	85,005
Total current assets	2,941,701	2,640,118

Property and equipment, net	178,949	208,423
Right-of-use lease assets	319,785	310,860
Intangible and other assets	1,703,823	1,481,659
Total assets	$5,144,258	$4,641,060

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,283,364	$1,062,835
Accrued expenses:
Compensation	138,460	112,784
Transportation expense	153,574	101,194
Income taxes	43,700	12,354
Other accrued liabilities	154,460	62,706
Current lease liabilities	66,174	61,280
Current portion of debt	—	142,885
Total current liabilities	1,839,732	1,556,038

Long-term debt	1,093,301	1,092,448
Noncurrent lease liabilities	268,572	259,444
Noncurrent income taxes payable	26,015	22,354
Deferred tax liabilities	22,182	39,776
Other long-term liabilities	14,523	270
Total liabilities	3,264,325	2,970,330

Total stockholders’ investment	1,879,933	1,670,730
Total liabilities and stockholders’ investment	$5,144,258	$4,641,060

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except operational data)

	Twelve Months Ended December 31,
	2020	2019
Operating activities:
Net income	$506,421	$576,968
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101,727	100,449
Provision for credit losses	17,281	5,853
Stock-based compensation	43,995	39,083
Deferred income taxes	(32,984)	(2,407)
Excess tax benefit on stock-based compensation	(17,581)	(8,492)
Other operating activities	15,096	(3,830)
Changes in operating elements, net of acquisitions:
Receivables	(452,145)	208,312
Contract assets	(65,454)	26,761
Prepaid expenses and other	27,237	(29,871)
Accounts payable and outstanding checks	180,272	(17,968)
Accrued compensation	22,547	(40,757)
Accrued transportation expenses	52,380	(18,626)
Accrued income taxes	51,916	(12,636)
Other accrued liabilities	26,503	8,937
Other assets and liabilities	21,980	3,643
Net cash provided by operating activities	499,191	835,419

Investing activities:
Purchases of property and equipment	(23,133)	(36,290)
Purchases and development of software	(30,876)	(34,175)
Acquisitions, net of cash acquired	(223,230)	(59,200)
Other investing activities	5,525	16,636
Net cash used for investing activities	(271,714)	(113,029)

Financing activities:
Proceeds from stock issued for employee benefit plans	107,657	63,092
Total repurchases of common stock	(195,368)	(324,559)
Cash dividends	(209,956)	(277,786)
Proceeds from long-term borrowings	—	1,298,000
Payments on long-term borrowings	—	(1,505,000)
Proceeds from short-term borrowings	1,436,600	185,000
Payments on short-term borrowings	(1,579,600)	(90,000)
Net cash used for financing activities	(440,667)	(651,253)
Effect of exchange rates on cash	9,128	(1,894)

Net change in cash and cash equivalents	(204,062)	69,243
Cash and cash equivalents, beginning of period	447,858	378,615
Cash and cash equivalents, end of period	$243,796	$447,858

	As of December 31,
Operational Data:	2020	2019
Employees	14,888	15,427

Source: C.H. Robinson
CHRW-IR